Exhibit 99.1
FOR IMMEDIATE RELEASE: June 13, 2005

Key Technology Announces Plans to Consolidate Facilities

WALLA WALLA, WA - Key Technology, Inc. (Nasdaq: KTEC) announced today that it will consolidate its two Walla Walla, Washington facilities as part of a plan to reduce the Company’s operating costs. The Company’s corporate headquarters and manufacturing facility for Automated Inspection Systems will be expanded to accommodate the operations of the Company’s Process Systems manufacturing facility. Both facilities leased are from the Port of Walla Walla.

Key signed a lease agreement addendum with the Port of Walla Walla on June 8th for a revised annual lease rate and the construction of the expansion of its headquarters’ facility. The expansion of its headquarters’ facility will reduce the Company’s leased space by approximately 80,000 square feet and will result in a reduction of its annual lease costs. The Company expects the construction and relocation of the Process Systems operations to be complete in December 2005, to coincide with the expiration of the lease for that facility. The construction and relocation activities are expected to have minimal impact on the Company’s ongoing operations.

Kirk Morton, President and CEO of Key Technology, commented, “The consolidation of our two Walla Walla facilities is expected to reduce our facility-related costs. In addition, we believe that we will gain efficiencies in our manufacturing operations by more effectively utilizing our machinery and labor. We are confident that the new combined facility will provide sufficient capacity to support the Company’s growth plans.”

About Key Technology, Inc.
Key Technology, Inc., headquartered in Walla Walla, Washington, is a worldwide leader in the design and manufacture of process automation systems for the food processing and industrial markets. The Company’s products integrate electro-optical inspection and sorting, specialized conveying and product preparation equipment, which allow processors to improve quality, increase yield and reduce cost. Key has manufacturing facilities in Washington, Oregon and the Netherlands, and worldwide sales and service coverage.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The forward-looking statements in this release address future financial and operating results.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:
•	adverse economic conditions, particularly in the food processing industry, may adversely affect the Company's revenues;
•	competition and advances in technology may adversely affect sales and prices;
•	the Company's new products may not compete successfully in either existing or new markets;
•	the limited availability and possible cost fluctuations of materials used in the Company's products could adversely affect the Company's gross profits;
•	the Company's inability to protect its intellectual property may adversely affect the Company's competitive advantage;
•
 intellectual property-related litigation expenses and other costs resulting from infringement claims asserted against the Company or its customers by third parties may adversely affect the Company’s results of operations and its customer relations.

For a detailed discussion of these and other cautionary statements, please refer to the Company's filings with the Securities and Exchange Commission, particularly Exhibit 99.1, "Forward-Looking Statement Risk and Uncertainty Factors", to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2004.

CONTACT:	Key Technology, Inc., Walla Walla
Ronald Burgess, Chief Financial Officer - 509-529-2161